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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
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[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-12


                            THE PIONEER GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



                         LENS INVESTMENT MANAGEMENT, LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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58531.0014

                                                                  April 24, 2000

                               PROXY CONTEST ALERT
                               -------------------

Dear Fellow Stockholder:

           We recently sent to you our proxy statement and GOLD PROXY CARD. As we explained in our proxy statement, we believe that the time has come for a change. We are proposing five nominees for director at the May 16, 2000 Annual Stockholders' Meeting of The Pioneer Group, Inc. (the "Company") with a simple platform: sell the Company to the highest bidder. As more fully described in our proxy statement, our analysis indicates that such a sale could bring to stockholders a price in excess of $29 per share, and as much as $42 per share. This represents a premium of 24.4% and 80.2%, respectively, over the Company's current stock price, which closed on Thursday, April 20, 2000, at $23 5/16 per share. PLEASE READ OUR PROXY STATEMENT AND SIGN AND RETURN ONLY THE GOLD PROXY CARD IN OUR STAMPED REPLY ENVELOPE.

                          PARTING IS SUCH SWEET SORROW

           We are proposing our nominees at the upcoming meeting because we believe, among other things, that the Company has a history of failing to act decisively when it comes to business dispositions. On the contrary, we are dismayed at how quickly the Company acts when it comes to protecting management.

           On February 15, 2000, we sent a letter to John F. Cogan, Jr., the Company's President and Chief Executive Officer, indicating our belief that the Company should be sold as soon as possible and that we intended to propose nominees for election as directors to pursue that goal. Just three days later, the Compensation Committee of the Company's Board approved generous "retention" arrangements with six members of the Company's senior management, including David Tripple, Stephen Kasnet, William Smith, Jr., Alicja Malecka, Alan Strassman and Jaskaran Teja. Coincidentally, these agreements provide substantial benefits which are triggered upon a change in control of the Company, such as the sale of the Company to the highest bidder in an auction.

           Under the new "retention" agreements:

            o all stock options will vest and become immediately exercisable in full upon a change in control;

            o all restricted stock awards will vest in full, and will no longer be subject to repurchase by the Company, upon a change in control;

            o if the executive's employment is terminated within 24 months of the change in control by the Company other than for cause or by the executive for "good reason" (as broadly defined to include, among other things, any diminution in position, responsibilities or authority), in the case of 5 of the 6 executives, the executive is entitled to three times (3X) the sum of (i) current annual base salary and (ii) "Target Bonus" (which is defined as annual base salary). THIS MEANS EACH OF THE FIVE EXECUTIVES WILL BE ENTITLED TO A TOTAL OF SIX TIMES
                  (6X) HIS ANNUAL SALARY; and

            o two years of benefits from the Company following termination of employment as described above.

           ACCORDING TO THE COMPANY, IN THE EVENT THESE EXECUTIVES ARE TERMINATED FOLLOWING A CHANGE IN CONTROL, THEY WOULD RECEIVE AN AGGREGATE CASH PAYMENT OF $13,810,002. In addition, this does not even include any payments that would be due to CEO John F. Cogan, Jr. who is not party to such a "retention" agreement. Instead, however, he entered into a separate arrangement with the Company. Upon a sale of the Company or other significant transaction, Mr. Cogan will be entitled to the following:

            o     accelerated vesting of all stock options;

            o     a $1,000,000 cash payment; and

            o two years of benefits from the Company following termination of employment after a change in control.

           This is all in addition to the 100,000 stock options the Company recently granted to Mr. Cogan. Furthermore, during 1999, Hale & Dorr LLP, a Boston law firm, received $1,000,000 in legal fees from Pioneer. Until January 1st of this year, Mr. Cogan was a partner of Hale & Dorr.

           Therefore, a change in control and subsequent termination of certain executive officers as described above would result in an aggregate cash payment to the six executives and Mr. Cogan totaling $14,810,002. In addition, based on the number of unvested options at December 31, 1999 for the Company's five most highly compensated executives alone, a change in control would result in the vesting of options to purchase 695,500 shares. All these benefits for management of a Company that, according to Bloomberg, L.P., RANKED AS AMERICA'S WORST-PERFORMING MONEY-MANAGEMENT STOCK over the two years ended December 31, 1999.

             THE COMPANY SHOULD DO WHAT'S BEST FOR ALL STOCKHOLDERS.

           It is disappointing that, apparently in response to our call for the Company to focus on stockholder value, the Company has instead chosen to focus inward, on the personal welfare of its management. Pioneer has a sorry history of destroying stockholder value through ill suited ventures. In our view, the recently adopted "retention" agreements go further, effectively redirecting to management a portion of the sales price that would otherwise be paid to you, the Company's stockholders, upon a sale of the Company.

           More importantly, we believe these "retention" agreements raise a crucial question: Can you trust your current Board of Directors - the very people who approved these arrangements - to do what is in the best interests of ALL stockholders? STOCKHOLDER VALUE IS AN OBJECTIVE SHARED BY EACH AND EVERY STOCKHOLDER. LENS' CANDIDATES FOR THE BOARD OF DIRECTORS BELIEVE THAT IT SHOULD BE THE PRINCIPAL FOCUS OF MANAGEMENT AND THE BOARD AS WELL.

           PLEASE DO NOT RETURN ANY MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST." IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS. PLEASE RETURN ONLY LENS' GOLD PROXY CARD.

           IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR NOMINEE AND INSTRUCT IT TO RETURN ONLY LENS' GOLD PROXY CARD. If you have questions or comments, please contact MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or CALL TOLL-FREE: (800) 322-2885.

                                           Sincerely,

                                           /s/ Lens Investment Management, LLC



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